UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2004

Oakley, Inc.
(Exact name of registrant as specified in its charter)

Washington	1-13848	95-3194947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Icon
Foothill Ranch, California 92610
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code:
(949) 951-0991

N/A
(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

On July 21, 2004, Oakley, Inc. issued a press release announcing information regarding its financial results for the completed quarter ended June 30, 2004 and will hold a conference call at approximately 1:30 P.M., Pacific Time, on July 21, 2004. A copy of the press release is furnished with this report as Exhibit 99.1.

The information included in Exhibit 99.1 is being "furnished" in accordance with Item 12 of Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OAKLEY, INC.

Date: July 21, 2004	By: /s/ Thomas George Thomas George Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated July 21, 2004.

Exhibit 99.1

Oakley Announces Second Quarter Results

 Conference Call - 4:30 p.m. EDT, Wednesday, July 21, 2004 - A simultaneous web cast for interested investors can be heard at Oakley's corporate web site: http://investor.oakley.com and will remain available through July
 21, 2005. A telephonic replay of the call will be available from 8:00 p.m.
 EDT, Wednesday, July 21, through midnight July 28, 2004, and can be accessed from the United States and Canada at 800/642-1687, and from international locations at 706/645-9291; pass code: 8790482.

FOOTHILL RANCH, Calif., July 21, 2004 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced results of its second quarter ended June 30, 2004.

Second quarter net sales increased 5.7 percent, to $152.0 million, a second quarter record, compared with $143.8 million in the second quarter of 2003. Net income for the second quarter totaled $16.0 million, or $0.23 per diluted share, compared with $18.2 million, or $0.27 per diluted share, in the second quarter of 2003.

Oakley Chief Operating Officer Link Newcomb commented, "While we are disappointed with the level of overall sunglass sales in the second quarter of 2004, we were encouraged by the strong consumer response to two of our newest sunglass styles, the Dartboard(tm) and Why(tm)8. Unfortunately, vendor constraints on certain components early in the quarter limited our ability to fulfill all of the orders for these key styles on a timely basis. By the end of the quarter, we believe our production team had resolved these issues and availability of these two styles had greatly improved. Moving forward, we look to capitalize on the strength of these two new styles, as well as the rest of our 2004 introductions, and continue to focus on ways to increase growth in our core sunglass business."

Newcomb continued, "Second quarter gross sales of our newer categories improved by 9.2 percent to a second quarter record $40.1 million, led by strong spring launches of the company's apparel products internationally, together with increased sales of watches and prescription eyewear, partially offset by lower sales of the company's footwear products. Combined sales from the newer categories accounted for 24.0 percent of second quarter gross sales compared with 23.2 percent in the second quarter of last year. Oakley-owned retail stores generated strong positive comparable store sales for the quarter which, combined with new store openings, resulted in net sales growth of 37.3 percent, representing 12.3 percent of total net sales for the quarter."

"As discussed in the press release issued on July 12, 2004, we now expect full year 2004 net sales in the range of $575 to $585 million and earnings in the range of $0.60 to $0.65 per diluted share. This guidance is based on several assumptions, including the agreement by Circuit City Stores, Inc. to order a large number of Thump(tm) units as part of its exclusive consumer electronics distribution arrangement with Oakley for the 2004 holiday season, improving sunglass trends as a result of this year's new introductions, and newer category gross sales growth, excluding Thump(tm), at the lower end of the 15-20 percent range previously announced."

Second Quarter Financial Analysis

Total second quarter U.S. net sales increased 7.9 percent to $82.9 million from $76.8 million during the same period last year. U.S. net sales, excluding the company's retail store operations, totaled $64.1 million, an increase of 1.5 percent from the comparable quarter of 2003. U.S. net sales to Sunglass Hut increased 12.8 percent to $19.0 million, reflecting a strong seasonal increase. Second quarter net sales at Oakley's retail store locations increased 37.3 percent, to $18.8 million, with the greatest strength being realized in the first two months of the quarter. At the end of the second quarter, the company operated 30 O Store(tm) locations, including 2 stores opened during the quarter, and 81 Iacon stores, including 3 stores opened during the quarter. At the end of last year's second quarter, the company operated 20 O Stores(tm) and 67 Iacon locations. Sales from the company's website and other direct sales declined during the quarter as a result of a shift in direct marketing support to the back-to-school and holiday seasons.

Second quarter international net sales increased 3.2 percent, to $69.1 million, compared with $67.0 million in last year's comparable period, including a benefit of 6.5 percentage points from a weaker U.S. dollar. Strong sales increases in Japan, the rest of Asia and South America, and a slight increase in Europe, were partially offset by sales declines in the South Pacific region, Canada and South Africa. Strong international apparel sales were offset by a larger-than-expected decline in sales of the company's existing sunglass styles, and although sales of prescription eyewear increased slightly over the prior year, these sales were also significantly below expectations in the quarter.

Worldwide sunglass gross sales increased 4.6 percent in the second quarter, to $110.2 million from $105.4 million in last year's second quarter. Sunglass unit shipments increased 0.5 percent, combined with a 4.1 percent increase in average selling prices driven by the effect of a weak U.S. dollar on international sales, the strength of Oakley's retail store operations and a higher sales contribution from polarized styles that carry higher price points. Unit volumes were lower than anticipated in the quarter, partially as a result of launch delays and soft consumer reception on certain new sunglass styles. In addition, unfulfilled orders on the popular new Dartboard(tm) and Why(tm)8 styles adversely affected several of the company's larger international eyewear markets as retailers ordered fewer older sunglass styles while they awaited delivery of the new styles. Global net sales in the second quarter to Luxottica S.p.A., parent company of Sunglass Hut, increased 11.3 percent to $22.3 million.

Second quarter gross margins decreased to 59.0 percent compared with 61.2 percent in last year's comparable period. The decrease in gross margin resulted from lower average sunglass margins due, in part, to increased sunglass production costs associated with new releases, a lower mix of eyewear sales, higher sales discounts and slightly lower newer category margins. Foreign exchange rates made a modest positive contribution to gross profit during the quarter.

Second quarter operating expenses totaled $65.2 million, up 9.6 percent from last year's second quarter, and represented 42.9 percent of net sales, compared with 41.4 percent of net sales in last year's comparable quarter. The increase in spending was primarily due to higher foreign operating expenses resulting from a weaker U.S. dollar, higher design expenses, including the company's development costs for Thump(tm), and increased retail store operating expenses. Retail store operating expenses in the second quarter of 2004 declined significantly as a percentage of Oakley retail store sales compared to the prior year period. The tax rate for the quarter was 34.0 percent, compared to 35.0 percent in last year's second quarter.

The company's order backlog as of June 30, 2004 was $74.4 million, up 11.9 percent compared with $66.5 million at the same time last year. The backlog reflects large increases in orders for apparel and sunglasses, modest increases in goggles and a substantial decline in footwear. Increases in orders from Luxottica represent a significant portion of the increased sunglass orders.

The company's consolidated inventory totaled $109.5 million at June 30, 2004, compared with $98.7 million at December 31, 2003 and $103.7 million at June 30, 2003. Accounts receivable, less allowance for doubtful accounts, totaled $90.8 million at June 30, 2004, compared with $78.0 million at December 31, 2003 and $88.8 million at June 30, 2003. Accounts receivable days sales outstanding (DSO) improved to 54 at June 30, 2004, compared with 56 at June 30, 2003. Both inventory and receivables grew at slower rates than did net sales.

Stock Repurchase Program

On September 10, 2002, the company's board of directors authorized a $20 million stock repurchase program to occur from time to time as market conditions warrant. Since the time of this authorization, the company has repurchased 976,100 shares for $10.6 million at an average share price of approximately $10.88. During the second quarter, the company repurchased 146,500 shares at an average price per share of $13.72. The company intends to remain active with the share repurchase program subject to market conditions remaining favorable.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The company believes that use of these financial measures allows management and investors to evaluate and compare the Company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 100 countries. Trailing-12-month revenues through June 30, 2004 totaled $545.7 million and generated net income of $36.9 million. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at no charge through the company's Web site at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "might," "believe," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: risks related to the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Sunglass Hut, which is owned by a major competitor and, accordingly, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; continued weakness of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where substantially all of the companies operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

                              OAKLEY, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
           (in thousands except per share data, unaudited)

                          Three Months Ended     Six Months Ended
                                June 30,             June 30,
                          -------------------   -------------------
                            2004       2003       2004       2003
                          --------   --------   --------   --------

 Net sales                $152,000   $143,841   $279,136   $255,031
 Cost of goods sold         62,350     55,871    120,672    107,646
                          --------   --------   --------   --------
  Gross profit              89,650     87,970    158,464    147,385

 Operating expenses:
  Research and
   development               3,864      3,368      7,570      7,090
  Selling                   39,851     37,160     76,963     68,851
  Shipping and
   warehousing               5,345      4,721     10,800      9,151
  General and
   administrative           16,157     14,270     31,946     28,537
                          --------   --------   --------   --------
    Total operating
     expenses               65,217     59,519    127,279    113,629

                          --------   --------   --------   --------
 Operating income           24,433     28,451     31,185     33,756

 Interest expense, net         247        402        600        772
                          --------   --------   --------   --------
 Income before provision
  for income taxes          24,186     28,049     30,585     32,984
 Provision for income
  taxes                      8,223      9,817     10,399     11,544
                          --------   --------   --------   --------
 Net income               $ 15,963   $ 18,232   $ 20,186   $ 21,440
                          ========   ========   ========   ========

 Basic net income per
  share                   $   0.23   $   0.27   $   0.30   $   0.31
 Basic weighted average
  shares                    68,397     68,030     68,256     68,081

 Diluted net income
  per share               $   0.23   $   0.27   $   0.29   $   0.31
 Diluted weighted
  average shares            69,160     68,332     69,093     68,234

 Reconciliation of Non-GAAP financial
 measures to equivalent GAAP measures:

                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                            -------------------   -------------------
                              2004       2003       2004       2003
                            --------   --------   --------   --------
                                 (dollars in thousands, unaudited)

 Gross sales                $167,080   $157,821   $299,879   $275,699
 Discounts and returns        15,080     13,980     20,743     20,668
                            --------   --------   --------   --------
 Net sales                  $152,000   $143,841   $279,136   $255,031
                            ========   ========   ========   ========

 Other Operating Data:

 Sunglasses:
  Units                    1,471,719  1,464,035  2,334,490  2,359,037
  Gross sales               $110,222   $105,360   $174,185   $169,241

 Net sales:
  Domestic                   $82,872    $76,835   $143,465   $132,480
  International              $69,128    $67,006   $135,671   $122,551

 Backlog                                          $ 74,448   $ 66,476

 Selected Balance Sheet Data:       June 30, December 31, June 30,
                                      2004       2003       2003
                                    --------   --------   --------
                                   (unaudited)           (unaudited)
                                        (dollars in thousands)

 Cash and cash equivalents          $ 59,171   $ 49,211   $ 21,182
 Accounts receivable less
  allowance for doubtful accounts     90,813     77,989     88,832
 Inventories                         109,499     98,691    103,731
 Accounts payable, accrued
  liabilities and income
  tax payable                         78,489     76,696     76,146
 Total debt                           29,135     28,700     28,850

CONTACT:
Editorial contacts:
Gar Jackson                    Ron Parham
Oakley, Inc.                   PondelWilkinson Parham
Corporate Communications       Investor Relations
949/672-6985                   503/924-1186
gjackson@oakley.com            rparham@pondel.com